UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 16, 2005

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800
Bethesda,  MD 20817
(Address of Principal Executive Offices)  (Zip Code)

10400 Fernwood Road, Suite 300
Bethesda, MD 20817
(Former Address of Principal Executive Offices)(Former Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.  Completion of Acquisition or Disposition of Assets.

On December 16, 2005, an affiliate of DiamondRock Hospitality Company (“DiamondRock”) completed the acquisition of the Orlando Airport Marriott Hotel, located in Orlando, Florida, from the Teacher’s Retirement System of the State of Illinois.

DiamondRock acquired the hotel for a purchase price of $70 million and expects to spend approximately $11.5 million in renovations at the hotel over the next eighteen months, approximately $1 million of which will be funded through the FF&E escrow at the hotel.  Lehman Brothers financed a portion of the purchase price with a $59 million limited recourse loan secured by a mortgage on the hotel.  The loan bears interest at the fixed rate of 5.68%, has a term of 10 years, and is interest-only for the first 5 years.

On December 16, 2005, an affiliate of Marriott International, Inc. assumed the management of the hotel following the acquisition.  Pursuant to the thirty year management agreement, our taxable REIT subsidiary (our “Tenant”) has agreed to pay Marriott a base management fee of 3% of gross revenues and an incentive management fee of 20% of hotel operating profits in excess of a priority return equal to 10.75% of the capital invested in the hotel by us.  The incentive management fee increases to 25% during a ten year period starting in 2011.  In addition, Marriott has agreed to pay our Tenant $1 million in “key money” and an additional $1 million in the event that our Tenant fails to receive an agreed upon financial return from the hotel in 2006.

ITEM 9.01.  Financial Statements and Exhibits.

          (d)     Exhibits.

          99.1     Press Release dated December 21, 2005.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: December 21, 2005	By:	/s/ Michael D. Schecter

Michael D. Schecter
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 21, 2005.